CERTAIN CONFIDENTIAL INFORMATION, MARKED BY [***], HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT (I) IS NOT MATERIAL AND (II) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

Exhibit 10.26

[***]

Private and Confidential

Guarantee Protection Insurance Limited

One, Fleet Place

London

EC4M 7WS

5 April 2022

Engagement Letter — Investment Advice and other services

Dear Sirs,

We refer to previous correspondence relating to the appointment of Mercer Limited (“Mercer”) to provide services to Guarantee Protection Insurance Limited (the “Client”). We are delighted to work with the Client and have set out below the basis on which Mercer will act as professional advisers to the Client.

This engagement letter (including all the schedules) (the “Engagement Letter”), incorporates the attached Mercer terms and conditions (the “Terms & Conditions”) (together the “Agreement”).

1.	Scope of Services

1.1.

The activities set out in Schedule 1 constitute the services provided by Mercer to the Client (the “Services”). Any variation to the scope of the Services to be provided by Mercer must be agreed in writing between Mercer and the Client. It is further agreed that any variation to the scope of the Services shall be covered by the Terms & Conditions.

1.2.

If Mercer is to provide services or advice in addition to the Services listed in Schedule 1 then a separate engagement letter setting out the scope and associated fees for those additional services will be issued by Mercer. For the avoidance of doubt, such additional services and/or advice will be subject to the Terms & Conditions.

1.3.

Mercer is unable to provide insurance or reinsurance broking, risk consulting, claims or other services or provide any benefit to the extent that the provision of such services or benefit would violate applicable law or expose Mercer or its affiliates to any sanction, prohibition or restriction under UN Security Council Resolutions or under other trade or economic sanctions, laws or regulations.

Mercer Limited is authorised and regulated by the Financial Conduct Authority. Registered in England and Wales No. 984275. Registered Office: [***]

A business of Marsh McLennan

Guarantee Protection Insurance Limited

2.	Appointment

2.1.

The Client appoint Mercer to supply the Services to the Client in consideration of the Client paying, or causing to be paid, the Fees (as defined below). The appointment is on the terms set out in this Agreement and is with effect from receipt of a fully signed Engagement Letter by Mercer. Mercer acknowledges and agrees to the appointment. Mercer will provide the Services as stated and accordingly, unless otherwise agreed in writing between Mercer and the Client, will not be responsible for keeping any aspect of the Client’s affairs under review.

2.2.

The persons who are the directors of the Client at the date of this Agreement will use their reasonable endeavours in order that this Agreement operates for the benefit of and is binding upon their successors in this role.

3.	Fees and Expenses

Mercer’s fees for the provision of the Services are set out in Schedule 1 (the “Fees”). Any changes to the Fees will be agreed in writing between Mercer and the Client.

4.	Instructions and Reporting

Mercer will accept instructions from any two authorised signatories of the Client (or any successor advised to Mercer by the Client in writing) and will report to any such person who gave the instructions. Instructions to and reports from Mercer may be provided either in writing or, where appropriate, orally.

5.	Timescales

5.1.

Mercer will work with the Client in order that the Client complies with any applicable legislative or other deadlines. Mercer’s ability to meet any timetable set by law or agreed with the Client is dependent on the Client fulfilling their obligations in respect of this Agreement.

5.2.	The Agreement may be terminated in accordance with the Terms & Conditions, as amended by Schedule 1 hereto.

6.	Advice on Tax and Legal Matters

6.1.

Mercer has not been engaged to render advice on tax or legal issues and therefore any comments or advice given by Mercer on tax or legal issues or draft documents that codify or create tax obligations or legal rights should not be construed as such tax or legal advice, which can only be provided by a tax adviser or law firm and for which the Client should seek appropriate advice.

7.	Limitation of Liability

7.1.	Paragraph 5 of the Terms & Conditions sets out the provisions limiting Mercer’s liability in respect of this Agreement.

Guarantee Protection Insurance Limited

8.	Conflicts of Interest

8.1.

The Client acknowledge and agree that Mercer may provide services to other clients including acting for them on a transaction which may affect your interests, including, but not limited to, providing pension scheme related advice in relation to the sale or purchase of the sponsoring company or related corporate entities.

8.2.

If Mercer becomes aware of such appointments, we will address any conflicts that could arise, as appropriate. In doing so, Mercer will maintain suitable measures, including security arrangements within electronic systems and appropriate physical separation of teams, intended to prevent inappropriate access to information by one of our advisory teams about work relating to advice provided to a different client by another team. We will comply with our conflicts policies and information barrier protocols.

8.3.

The Client acknowledge that, in these circumstances, in the event that the team advising you acquires material information from any other client (or potential client) we are not under any obligation to disclose that information to you or use it for your benefit if the disclosure of such information would (or might) be a breach of duty of confidentiality owed to any other client (save to the extent that the client in question is the sponsoring employer in which case — such disclosure will be covered by the conflicts of interest protocol agreed with the Trustees).

8.4.

Mercer’s Investments business is committed to ethical and transparent business practices. Notwithstanding paragraph 7 of the Terms & Conditions, Mercer manages its conflicts of interest in a manner that safeguards the interests of its clients. Mercer is pleased to provide a conflict of interest disclosure statement for its Investments business at https://investment-solutions.mercer.com/.

Should the Client wish to discuss any matter in this Agreement they should not hesitate to contact Mercer.

The Client should acknowledge their agreement to the terms of this Agreement by returning a signed copy of this Agreement to Mercer. If the Client has requested that Mercer begin work before receiving a signed copy of the Agreement, Mercer agrees to do so but will not provide any advice, deliverables or work product until Mercer has received the signed Agreement and the Client agrees that the Client will be responsible for any fees incurred during that period.

Guarantee Protection Insurance Limited

Yours sincerely,

/s/ Milo Kerr

Milo Kerr
For and on Behalf of
MERCER LIMITED

Guarantee Protection Insurance Limited

On behalf of Guarantee Protection Insurance Limited, we agree to the terms of this Agreement.

Signed:	/s/ Andy Page

Name:	Andy Page

Date:	April 1, 2022

Signed:	/s/ Steven Clark

Name:	Steven Clark

Date:	April 5, 2022

The number of signatories must be such number as is required by the trust deed and rules or, in the case of a corporate, its memorandum and articles of association.

Guarantee Protection Insurance Limited

Schedule 1

Services